EXHIBIT 18.1

PREFERABILITY LETTER FROM PRICEWATERHOUSECOOPERS LLP REGARDING CHANGE IN ACCOUNTING PRINCIPLE

June 4, 2024

Board of Directors

Toyota Motor Credit Corporation

6565 Headquarters Drive

Plano, TX 75024-5965

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Toyota Motor Credit Corporation’s (the “Company”) Annual Report on Form 10-K for the year ended March 31, 2024 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Form 10-K and issued our report thereon dated June 4, 2024. Note 1 to the consolidated financial statements describes a change in accounting principle for investment tax credits from the flow-through method to the deferral method. In expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

PricewaterhouseCoopers LLP

Dallas, Texas